UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2016

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On February 11, 2016, VeriSign, Inc. (“Verisign” or the “Company”) announced its financial results for the fiscal quarter and year ended December 31, 2015, and certain other information, including information on the third quarter 2015 domain name renewal rate. A copy of this press release is attached hereto as Exhibit 99.1.
Following the offering of our 4.625% senior notes due 2023 in April 2013 and our 5.25% senior notes due 2025 in March 2015, we are currently required to disclose annually the following non-guarantor subsidiary financial information pursuant to section 4.2(d) of the indentures governing the senior notes:
As of December 31, 2015, our non-guarantor subsidiaries collectively had (1) liabilities (excluding intercompany liabilities) of $413.6 million (12.1% of our consolidated total liabilities), of which $342.7 million were deferred revenues, (2) assets (excluding intercompany assets) of $1,198.9 million (50.8% of our consolidated total assets), of which $1,163.0 million were cash, cash equivalents and marketable securities primarily held by foreign subsidiaries and (3) assets (excluding cash, cash equivalents and marketable securities, and intercompany assets) of $35.9 million (8.1% of our consolidated total assets, excluding cash, cash equivalents and marketable securities). These figures may not be comparable to amounts reported in previous periods due to the adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes during 2015.
For the twelve months ended December 31, 2015, our non-guarantor subsidiaries collectively had Adjusted EBITDA of $243.9 million (34.0% of our consolidated Adjusted EBITDA), which includes intercompany transactions with the Company. Such intercompany transactions represent the majority of our non-guarantor subsidiaries’ aggregate expenses. Intercompany transactions and allocations of revenues and costs between the parent and the non-guarantor subsidiaries can vary significantly. Therefore, we believe that period-to-period comparisons of Adjusted EBITDA of our non-guarantor subsidiaries may not necessarily be meaningful.
Adjusted EBITDA is a non-GAAP financial measure and is calculated in accordance with the terms of the indentures governing Verisign’s 4.625% senior notes due 2023 and 5.25% senior notes due 2025. Adjusted EBITDA refers to net income before interest, taxes, depreciation and amortization, stock-based compensation, unrealized loss (gain) on the contingent interest derivative on the subordinated convertible debentures and unrealized loss (gain) on hedging agreements. Management believes that this non-GAAP financial data supplements the GAAP financial data by providing investors with additional information that allows them to have a clearer picture of Verisign’s operations. The presentation of this additional information is not meant to be considered in isolation nor as a substitute for results prepared in accordance with GAAP. Management believes that the non-GAAP information enhances investors’ overall understanding of Verisign’s financial performance and the comparability of Verisign’s operating results from period to period. In the press release attached hereto as Exhibit 99.1, we have provided a reconciliation of consolidated Adjusted EBITDA to consolidated net income, the most directly comparable GAAP measure.

Item 8.01.	Other Events.
Effective February 11, 2016, the board of directors of the Company authorized the repurchase of approximately $611.2 million of our common stock, in addition to the approximately $388.8 million of our common stock remaining available for repurchase under the previous share buyback program, for a total repurchase of up to $1.0 billion of our common stock at a price per share and upon such terms and conditions as the Company’s Chief Executive Officer shall determine are reasonable, appropriate and in the best interests of the Company. The share buyback program has no expiration date. Purchases made under the share buyback program can be effected through open market transactions, block purchases, accelerated share repurchase agreements or other negotiated transactions.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Text of press release of VeriSign, Inc. issued on February 11, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: February 11, 2016	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Text of press release of VeriSign, Inc. issued on February 11, 2016.